EXHIBIT 99.1

ON‑X LIFE TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Financial Statements

September 30, 2015 and 2014 (unaudited) and December 31, 2014 and 2013

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors
On‑X Life Technologies Holdings, Inc.:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of On‑X Life Technologies Holdings, Inc. and subsidiaries, which comprise the consolidated balance sheet as of December 31, 2014, and the related consolidated statements of income, shareholders’ deficit and cash flows for the year then ended and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of On‑X Life Technologies Holdings, Inc. and its subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Other Matter

The accompanying financial statements of On‑X Life Technologies Holdings, Inc. and its subsidiaries as of December 31, 2013 and for the year then ended were audited by other auditors whose report thereon dated April 7, 2014, expressed an unmodified opinion on those financial statements.

/s/ KPMG LLP

Austin, Texas
April 29, 2015

2

INDEPENDENT AUDITOR’S REPORT

Shareholders
On-X Life Technologies, Inc. and Subsidiaries

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of On-X Life Technologies, Inc. and Subsidiaries (collectively, the “Company”) which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statements of income, shareholders’ equity and cash flows for the year then ended and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.    We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of On-X Life Technologies, Inc. and Subsidiaries as of December 31, 2013, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Padgett, Stratemann & Co., L.L.P.

Austin, Texas

April 7, 2014

ON-X LIFE TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
	September 30,
	2015	December 31
Assets	(unaudited)	2014	2013
Current assets:
Cash and cash equivalents	$1,891	2,514	1,332
Restricted cash	344	—	—
Accounts receivable, net of allowance of $474, $182
and $145 at September 30, 2015,
December 31, 2014 and 2013, respectively	7,084	6,236	5,296
Inventories, net	10,103	7,649	7,421
Current deferred income taxes	731	597	—
Prepaid expenses and other current assets	366	111	132
Total current assets	20,519	17,107	14,181
Property and equipment, net	4,977	4,527	3,534
Long-term deferred income taxes	2,385	3,202	—
Other assets	—	—	334
Total assets	$27,881	24,836	18,049
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$1,532	1,528	1,216
Accrued and other current liabilities	3,194	2,500	2,517
Current portion of deferred revenue	260	200	1,230
Current portion of indebtedness, net	1,231	1,070	848
Total current liabilities	6,217	5,298	5,811
Long-term liabilities:
Long-term accrued liabilities	47	—	—
Long-term portion of deferred revenue	788	723	923
Long-term debt, net	1,097	1,161	773
Total liabilities	8,149	7,182	7,507
Commitments and contingencies
Series 1 Convertible Preferred Stock; $0.001 par value;
14,100,000 shares authorized; 12,832,262 shares
issued and outstanding at September 30, 2015
(unaudited), December 31, 2014 and 2013,
respectively; aggregate liquidation preference of
$32,081 and accumulated dividends of $16,005, $14,565
and $12,640 at September 30, 2015 (unaudited),
December 31, 2014 and 2013, respectively	48,086	46,646	44,721
Shareholders’ deficit:
Common Stock; $0.001 par value; 19,000,000 shares
authorized; 2,476,381, 2,465,798 and 2,460,745
shares issued and outstanding, respectively, at
September 30, 2015 (unaudited), December 31,
2014 and 2013	2	2	2
Additional paid-in capital	15,409	16,816	18,694
Accumulated deficit	(43,765)	(45,810)	(52,875)
Total shareholders’ deficit	(28,354)	(28,992)	(34,179)
Total liabilities and shareholders’ deficit	$27,881	24,836	18,049

See accompanying notes to the consolidated financial statements.

ON-X LIFE TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Dollars in thousands)
	Nine months ended September 30
	2015	2014	Year ended December 31
	(unaudited)	(unaudited)	2014	2013
Revenue:
Valve sales	$22,608	22,720	30,709	26,187
OEM service revenue	1,568	1,322	1,636	2,232
Other revenue	907	531	735	624
Total revenue	25,083	24,573	33,080	29,043
Cost of goods sold	7,557	8,938	12,247	9,818
Gross profit	17,526	15,635	20,833	19,225
Operating expenses:
Regulatory, research and development	2,806	3,263	4,356	4,479
Selling, general and administrative	11,913	9,752	13,291	12,054
Total operating expenses	14,719	13,015	17,647	16,533
Operating income	2,807	2,620	3,186	2,692
Other income (expense):
Interest expense	(77)	(65)	(95)	(145)
Other income	135	187	221	431
Total other income	58	122	126	286
Income before taxes	2,865	2,742	3,312	2,978
Income tax benefit (expense)	(820)	3,941	3,753	(70)
Net income	$2,045	6,683	7,065	2,908

See accompanying notes to the consolidated financial statements.

ON-X LIFE TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Shareholders’ Deficit
(In thousands)
					Total
	Common stock		Additional	Accumulated	shareholders’
	Shares	Amount	paid-in capital	deficit	deficit
Balance at December 31, 2012	2,527	$3	20,624	(55,783)	(35,156)
Share-based payment expense	—	—	22	—	22
Shares cancelled in litigation
settlement (note 8)	(66)	(1)	(27)	—	(28)
Accumulated dividends on
preferred stock	—	—	(1,925)	—	(1,925)
Net income	—	—	—	2,908	2,908
Balance at December 31, 2013	2,461	2	18,694	(52,875)	(34,179)
Share-based payment expense	—	—	42	—	42
Cancellation of shares	(6)	—	—	—	—
Shares issued on exercise of options	11	—	5	—	5
Accumulated dividends on
preferred stock	—	—	(1,925)	—	(1,925)
Net income	—	—	—	7,065	7,065
Balance at December 31, 2014	2,466	2	16,816	(45,810)	(28,992)
Share-based payment expense	—	—	29	—	29
Shares issued on exercise of options	10	—	4	—	4
Accumulated dividends on
preferred stock	—	—	(1,440)	—	(1,440)
Net income	—	—	—	2,045	2,045
Balance at September 30, 2015	2,476	$2	15,409	(43,765)	(28,354)

See accompanying notes to the consolidated financial statements.

ON-X LIFE TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Dollars in thousands)
	Nine months ended September 30
	2015	2014	Year ended December 31
	(unaudited)	(unaudited)	2014	2013
Cash flows from operating activities:
Net income	$2,045	6,683	7,065	2,908
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	721	560	766	670
Bad debt expense (recovery)	292	51	37	(102)
Share-based payment expense	29	23	42	22
Shares cancelled in litigation settlement	—	—	—	(28)
Change in:
Accounts receivable	(1,141)	(740)	(977)	(898)
Inventories	(2,454)	(37)	(228)	(289)
Prepaid expenses and other assets	(255)	288	355	(358)
Deferred income taxes	683	(4,098)	(3,799)	—
Accounts payable, accrued and other current liabilities	288	111	295	(140)
Deferred revenue	125	(968)	(1,230)	563
Net cash provided by operating activities	333	1,873	2,326	2,348
Cash flows from investing activities:
Purchases of property and equipment	(1,057)	(1,460)	(1,759)	(883)
Net cash used in investing activities	(1,057)	(1,460)	(1,759)	(883)
Cash flows from financing activities:
Net proceeds from issuance of long-term debt	926	1,649	1,423	1,925
Principal payments on long-term debt	(829)	(814)	(813)	(2,768)
Proceeds from exercise of options	4	5	5	—
Net cash provided by (used in) financing activities	101	840	615	(843)
Net change in cash and cash equivalents	(623)	1,253	1,182	622
Cash and cash equivalents, beginning of year	2,514	1,332	1,332	710
Cash and cash equivalents, end of year	$1,891	2,585	2,514	1,332
Supplemental cash flow information:
Cash paid for interest	$77	65	96	145
Cash paid for income taxes	55	201	200	11

See accompanying notes to the consolidated financial statements.

ON-X LIFE TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2015 and 2014 (unaudited) and December 31, 2014 and 2013

(1)	Organization and Operations

On‑X Life Technologies Holdings, Inc. (On‑X LTHI), a Delaware corporation, and its wholly owned subsidiaries (collectively, the Company) are in the business of researching, designing, developing, testing, manufacturing and selling heart valve prostheses and components, other cardiac surgery products and devices, and providing carbon coating services. The Company is based in Austin, Texas.

The Company’s primary product is the On‑X® Prosthetic Heart Valve. The Company has approval to market the valve in 89 countries, either directly or through its distributors, including the U.S., Europe and Japan. Additionally, the Company sells its valves in 11 other countries that do not require governmental approval. On‑X LTHI heart valve and cardiac surgery products include Aortic valves with Standard, Conform‑X and Anatomic cuffs, Ascending Aortic Prosthesis, Mitral valves with Standard and Conform‑X cuffs, Chord‑X® ePTFE Suture and Chord‑X® Premeasured Loops (Loops). The Company is also the U.S. distributor of the Carbon Aid CO2 Diffuser. The Aortic valve with Anatomic cuff received European Conformité Européenne (CE) approval in November 2012 and U.S. Food and Drug Administration (FDA) approval in February 2013. The Loops product received FDA and CE mark approvals in 2014, but were not available for sale until 2015.

(2)	Summary of Significant Accounting Policies

(a)Principles of Consolidation

The accompanying consolidated financial statements include the accounts of On‑X LTHI and its wholly owned subsidiaries, On‑X Life Technologies, Inc. (On‑X LTI) and Valve Special Purpose Co., L.L.C. (VSPC) d/b/a On‑X International. Accordingly, such statements do not include all of the information and disclosures required by accounting principles generally accepted in the U.S. for a complete presentation of financial statements. In the opinion of management, all adjustments (including those of a normal, recurring nature) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2015 are not necessarily indicative of the results that may be expected for the year ending December 31, 2015. All intercompany transactions and balances have been eliminated in consolidation.

(b)Reclassification

Certain reclassifications have been made to the prior period consolidated financial statements to conform to the current period presentation.

(c)Cash and Cash Equivalents

Cash on deposit and amounts invested in money market funds are classified as cash and cash equivalents.

(d)Restricted Cash

The Company classifies cash as restricted when the cash is unavailable for withdrawal or usage. In September 2015, the Company received $344,000 from an international distributor in prepayment for a sales order.  The U.S. Treasury office has placed a hold on the funds. Until the hold is released, the cash is unavailable for withdrawal or usage. The product will not be shipped until the funds are available, and an offsetting liability is recorded in accounts payable.

ON-X LIFE TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2015 and 2014 (unaudited) and December 31, 2014 and 2013

(e)Concentration of Credit Risk

Financial instruments, which potentially subject the Company to a concentration of credit risk, consist of trade receivables and cash and cash equivalents in bank accounts, which may exceed federally insured limits. The Company provides an allowance for doubtful accounts based upon the expected collectability of accounts receivable. Credit losses to date have been within the Company’s estimates. The Company has not experienced any losses on its deposits of cash and cash equivalents.

(f)Accounts Receivable

The Company extends unsecured credit to its customers in the ordinary course of business. The Company recognizes an allowance for estimated bad debts for customer accounts that are no longer estimated to be collectible. The allowance account is increased or decreased based on past collection history and management’s evaluation of accounts receivable. As of September 30, 2015 and December 31, 2014 and 2013, the allowance for doubtful accounts was  $474,000, $182,000 and $145,000, respectively.

(g)Inventories

Inventory is carried at the lower of cost or market using the weighted average method, net of an allowance for excess and obsolete inventory.

(h)Property and Equipment

Property and equipment are reported at cost and depreciated over an estimated useful life of three to seven years using the straight‑line method. Leasehold improvements represent improvements made to leased office space and are amortized over the lesser of the life of the lease or the useful life of the related improvements. Expenditures for maintenance and repairs are charged to expense as incurred.

(i)Impairment of Long‑Lived Assets and Long‑Lived Assets to be Disposed of

Long‑lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by an asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company did not recognize an impairment loss during the periods ended September 30, 2015 and 2014 and December 31, 2014 and 2013.

(j)Revenue Recognition

The Company’s products are sold through a network of sales distributors, sales representatives and direct sales personnel. Revenue from sales directly or through sales representatives is recorded when a valve has been implanted and collection is reasonably assured. Revenue from sales to distributors is recorded when the product is shipped and collection is reasonably assured. Rebates are estimated based on contractual terms and historical experience and are accounted for as reductions in revenue in the same period the related sales are recorded. The Company records deferred revenue when payment is received in advance of shipment of the related products. In certain limited circumstances in which the Company grants a right of return to a distributor, the revenue and associated cost of

ON-X LIFE TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2015 and 2014 (unaudited) and December 31, 2014 and 2013 goods sold are deferred until the right of return has expired. The Company provides carbon coating services to components for other medical device companies. OEM service revenue is recognized as components are shipped and collection is reasonably assured.

(k)Income Taxes

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

The Company accounts for uncertainty in income taxes based on a “more‑likely than‑not” threshold for the recognition and derecognition of tax positions, which includes the accounting for interest and penalties relating to tax positions. The Company recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense.

(l)Research and Development Costs

Research and development costs are expensed in the period incurred. Research and development costs were $453,000, $751,000, $1,018,000 and $1,105,000 for the periods ended September 30, 2015 and 2014 and December 31, 2014 and 2013, respectively.

(m)Stock‑Based Compensation

The Company accounts for stock‑based compensation in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. ASC Topic 718 requires that all employee stock‑based compensation is recognized as a cost in the financial statements and that, for equity classified awards, such cost is measured at the grant date fair value of the award. The Company uses the Black‑Scholes option‑pricing model to determine the fair value of stock‑based awards.

(n)Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ significantly from those estimates. Significant items subject to such estimates and assumptions include the useful lives of property and equipment, the valuation of deferred tax assets, fixed assets and stock‑based compensation and the net realizable value of inventories.

(o)Fair Value

The fair value of the Company’s cash and cash equivalents, accounts receivable, and accounts payable approximates the carrying amounts of such instruments due to their short maturity. The fair value of the Company’s debt approximates the carrying amount because the rate and terms currently available to the Company approximate the rate and terms on the existing debt.

ON-X LIFE TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2015 and 2014 (unaudited) and December 31, 2014 and 2013

(3)	Inventories

Inventories at September 30, 2015 and December 31, 2014 and December 31, 2013 consisted of the following (in thousands):

	September 30,	December 31
	2015	2014	2013
Raw materials	$985	626	554
Work in process	4,272	2,950	2,954
Finished goods	927	591	1,142
Consigned inventory	3,919	3,482	2,771
	$10,103	7,649	7,421
(4)	Property and Equipment

Property and equipment, net at September 30, 2015 and December 31, 2014 and 2013 consisted of the following (in thousands):

	September 30,	December 31
	2015	2014	2013
Equipment and furniture	$10,469	9,377	7,688
Leasehold improvements	1,290	1,211	1,141
	11,759	10,588	8,829
Less accumulated depreciation and
amortization	(6,782)	(6,061)	(5,295)
	$4,977	4,527	3,534

Depreciation expense was $721,000, $560,000, $766,000 and $670,000 for the periods ended September 30, 2015 and 2014 and December 31, 2014 and 2013, respectively.

ON-X LIFE TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2015 and 2014 (unaudited) and December 31, 2014 and 2013

(5)	Accrued and Other Current Liabilities

Accrued and other current liabilities at September 30, 2015 and December 31, 2014 and 2013 consisted of the following (in thousands):

	September	December 31
	2015	2014	2013
Compensation and other employee
related costs	$2,131	1,987	1,932
Rebates	568	405	334
Other	495	108	251
	$3,194	2,500	2,517

(6)	Indebtedness

Indebtedness consisted of the following at September 30, 2015 and December 31, 2014 and December 31, 2013 (dollars in thousands):

	September 30,	December 31
	2015	2014	2013
Revolving credit facility due to Comerica
Bank, bearing interest of greater of
Prime plus 1.5% or LIBOR plus 2.5%,
secured by all assets, with monthly
interest payments, matures April 2017.	$—	—	—
Term note payable due to Comerica Bank,
bearing interest of greater of Prime plus
1.5% or LIBOR plus 2.5%, secured by
all assets, with monthly payments of
principal and interest through May 2014.	—	—	208
Term note payable due to Comerica Bank,
bearing interest of greater of Prime plus
1.5% or LIBOR plus 2.5%, secured by
all assets, with monthly payments of
principal and interest through
October 2016.	440	769	1,209
Term note payable due to Comerica Bank,
bearing interest of greater of Prime plus
1.5% or LIBOR plus 2.5%, secured by
all assets, with monthly payments of
principal and interest through April 2017.	989	1,462	204

ON-X LIFE TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2015 and 2014 (unaudited) and December 31, 2014 and 2013

Term note payable due to Comerica Bank,
bearing interest of greater of Prime plus
1.5% or LIBOR plus 2.5%, secured by
all assets, with monthly payments of
principal and interest through July 2018.	899	—	—
	2,328	2,231	1,621
Less current maturities	(1,231)	(1,070)	(848)
	$1,097	1,161	773

The Comerica Bank facilities have an aggregate revolving credit facility of $6,000,000, divided into an Export‑Import facility of $4,500,000 (Ex‑Im) and a domestic facility of $1,500,000 (Domestic). Additionally, the facility includes term loan facilities for equipment purchases as described below.

The Ex‑Im and Domestic facilities mature April 2017 and bear interest at the greater of Prime plus 1.5% or LIBOR plus 2.5%. Both facilities require a 0.75% annual commitment fee and the Ex‑Im facility also requires a 0.25% unused commitment fee. Advances under the revolving credit facilities are subject to borrowing base limitations based on accounts receivable and inventory, as defined in the agreement. As of September 30, 2015 and December 31, 2014 and 2013, there were no amounts outstanding under the revolving credit facility.

A $1,500,000 term note was entered into in May 2011, primarily for various equipment purchases. The equipment facility bore interest at the greater of Prime plus 2% or LIBOR plus 2.5%. Principal and interest were due in monthly installments through May 2014 when the note was paid in full. As of December 31, 2013, there was $208,000 outstanding under the term note.

A $1,300,000 equipment facility was entered into in October 2012. Under this facility, the Company borrowed $1,282,000 through October 2013 for various equipment purchases. The equipment facility bears interest at the greater of Prime plus 1.5% or LIBOR plus 2.5%. Principal and interest are due in monthly installments through October 2016. As of September 30, 2015 and December 31, 2014 and 2013, there was $440,000, $769,000 and $1,209,000 outstanding under the equipment facility, respectively.

A $2,000,000 equipment facility was entered into in October 2013. Under this facility, the Company borrowed $1,626,000 through October 2014 for various equipment purchases. The equipment facility bears interest at the greater of Prime plus 1.5% or LIBOR plus 2.5%. Principal and interest are due in monthly installments through April 2017. As of September 30, 2015 and December 31, 2014 and 2013, there was $989,000, $1,462,000 and $204,000 outstanding under the equipment facility, respectively.

A $2,000,000 equipment facility was entered into in January 2015. Under this facility, the Company may borrow up to $2,000,000 through January 2016 for various equipment purchases. The equipment facility bears interest at the greater of Prime plus 1.5% or LIBOR plus 2.5%. Principal and interest are due in monthly installments through July 2018. As of September 30, 2015, there was $899,000 outstanding under the equipment facility.

The Comerica Bank facilities require 1) a minimum cash balance of $500,000 and 2) a minimum trailing twelve months’ revenue of $22,000,000 before April 1, 2013, $26,500,000 from April 1, 2013 to

ON-X LIFE TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2015 and 2014 (unaudited) and December 31, 2014 and 2013

December 1, 2014 and of $28,000,000 thereafter. The Comerica Bank facilities are secured by all major assets of On‑X LTI and guaranteed by On‑X LTHI and VSPC. In 2007, a warrant to purchase 34,000 shares of On‑X LTHI Series 1 Preferred Stock at an exercise price of $2.50 was issued to Comerica Bank (note 7). The warrant expired June 8, 2015. The fair value of the warrant was determined to be immaterial at the time of issuance.

Future minimum debt repayments as of September 30, 2015 are due as follows (in thousands):

Year ending December 31:
2015	$307
2016	1,270
2017	509
2018	242
Total	$2,328

(7)	Supply, Non‑Compete and Exclusive Service Agreement

In May 1998, the Company entered into an agreement with a third‑party producer of small‑joint orthopedic implants to provide pyrolytic carbon coating services over a ten‑year period. The Company also agreed not to compete with the third party with respect to developing its own small‑joint implants or to coat similar products for another small‑joint manufacturer. In December 2008, the Company renewed its agreement with the third‑party producer. Under this agreement, the Company received $1 million in May 2009 for five years of exclusivity, which expired in May 2014. In addition, the Company received $2 million in 2008 for the exclusive use of a coating machine at the Company’s premises. If at any time during the agreement, the third‑party producer wishes to purchase the coater and license the technology, the purchase price will be $6 million. The Company recognized the $1 million exclusivity payment and is recognizing the $2 million coater payment as other income ratably over the five‑year exclusivity period and the ten‑year term of the agreement, respectively. Approximately $175,000, $217,000, $267,000 and $400,000 was recognized as other income during the periods ended September 30, 2015 and 2014 and December 31, 2014 and 2013, respectively, with the remaining balance classified as deferred revenue.

In August 2011, the agreement was amended to include an option to extend the term of the agreement for another five years, from 2018 to 2023. The agreement contains minimum purchase commitments, whereby the third‑party producer is required to make minimum purchases from the Company, according to an agreed‑upon schedule, with 10% increases each calendar year. In the event the third‑party producer has not met the required purchase commitment by the end of the third calendar year after the effective date of the agreement, the third‑party producer shall either 1) submit a purchase order to the Company for an amount of services equal to the three‑year cumulative deficiency or 2) pay the Company in cash equal to 80% of the three‑year cumulative deficiency. In March 2015, the agreement was further amended to lower the minimum purchase commitments with quarterly minimum and maximums and with quarterly and annual deficiencies made up through cash payments. The amendment also includes an option for the third‑party producer to pay $300,000 restricting the Company from applying its pyrolytic carbon coating services to shoulder implantable devices for any other party. In May 2015, the option was exercised with the payment of $300,000. The Company is recognizing the $300,000 exclusivity payment as other income ratably over the five‑year exclusivity period which expires in March 2018.

ON-X LIFE TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2015 and 2014 (unaudited) and December 31, 2014 and 2013

(8)	Shareholders’ Equity

The Company has issued two classes of shares: Series 1 Redeemable Convertible Preferred Stock (Series 1) and Common Stock.

(a)Series 1 Redeemable Convertible Preferred Stock

The Company has 12,832,262 shares of Series 1 issued and outstanding at September 30, 2015 and 2014 and December 31, 2014 and 2013, with 14,100,000 shares authorized and par value of $0.001 per share. The holders of Series 1 are entitled to a cumulative annual dividend at the rate of $0.15 per share. The Series 1 is classified as “temporary equity” due to the redemption provision in the certificate of incorporation that could require the Company to redeem the Series 1 at the request of at least 80% of the outstanding Series 1 shareholders. As of September 30, 2015 and December 31, 2014 and 2013, unpaid dividends amount to an aggregate amount of $16,005,000, $14,565,000, $12,640,000, and respectively. The holders of Series 1 also have a liquidation preference equal to the amount of their original investment in On‑X LTHI, $32,081,000. Series 1 holders are also entitled to anti‑dilution protection. During 2013, anti‑dilution provisions related to the Phillips Litigation expenses resulted in the Series 1 conversion price decreasing from $2.50 to $2.19 per share. As a result, Series 1 holders are now entitled to convert each share of Series 1 into approximately 1.14 shares of Common Stock. The carrying value of the Series 1 includes the liquidation preference and the unpaid dividends.

(b)Common Stock

The Company has 2,476,381, 2,465,798 and 2,460,745 shares of Common Stock issued and outstanding at September 30, 2015 and December 31, 2014, and 2013, respectively, with 19,000,000 shares authorized and par value of $0.001 per share. In March 2013, as a part of the Phillips Litigation settlement (note 8), 66,324 shares were canceled.

(c)Warrants

As discussed in note 5, in 2007, a warrant to purchase 34,000 shares of Series 1 was issued to Comerica Bank at a price of $2.50 per share. The warrant expired unexercised June 8, 2015.

(d)Options

The Company has reserved 1,400,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2007 Stock Issuance/Stock Option Plan (the Option Plan) as adopted by the Board of Directors. The Option Plan authorizes the granting of both “incentive options” which satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended and “nonstatutory options,” which are not intended to satisfy Section 422. The options expire 10 years from the date of grant and generally vest over four years, with 25% vested on the first anniversary and the balance ratably over the 36 months. Options for 211,000 shares of Common Stock were granted to employees and directors during the period ended September 30, 2014. No other options were granted during the year ended December 31, 2013 or the nine month period ended September 30, 2015.

ON-X LIFE TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2015 and 2014 (unaudited) and December 31, 2014 and 2013

On‑X LTHI uses the Black‑Scholes option‑pricing model to determine the fair value of stock‑based awards using the following assumptions for grants during 2014: expected dividend yield of 0%; expected option term of 6 years; risk‑free interest rate of 2.58%; and volatility rate of 39%. Compensation expense was approximately $29,000, $18,000, $42,000 and $22,000 for the periods ended September 30, 2015 and 2014, and December 31, 2014 and 2013, respectively, related to options issued under its stock‑based incentive compensation plans.

The Company utilized an independent appraisal to the determine fair market value of the options’ underlying securities as provided under Section 409A of the Internal Revenue Code and ASC Topic 718.

A summary of the status of the Company’s stock options activity and related information for the periods ended September 30, 2015, December 31, 2014 and 2013 is presented below:

	2015		2014		2013
		Weighted		Weighted		Weighted
		average		average		average
		exercise		exercise		exercise
	Shares	price	Shares	price	Shares	price
Employee options:
Outstanding, beginning of period	1,327,054	$0.50	1,169,387	$0.40	1,180,012	$0.40
Granted	—	—	211,000	1.01	—	—
Exercised	(10,583)	0.42	(10,833)	0.42	—	—
Canceled or expired	(12,547)	0.50	(42,500)	0.50	(10,625)	0.42
Outstanding, end of period	1,303,924	0.50	1,327,054	0.50	1,169,387	0.40
Options exercisable at end of period	1,197,610	$0.50	1,101,397	$0.50	995,001	$0.40

The weighted average grant‑date fair value of options granted was approximately $0.50 per share. The total fair value of shares vested during nine months ending September 30, 2015 and years ending December 31, 2014 and 2013 was approximately $29,000, $42,000 and $22,000, respectively.

The total compensation cost relating to nonvested awards not yet recognized at September 30, 2015 was approximately $64,000, which is expected to be recognized over a weighted average period of 1.3 years.

The weighted average remaining contractual life of options outstanding at September 30, 2015, December 31, 2014 and 2013 was 4.2 years, 5.0 years and 5.2 years, respectively.

(9)	Commitments, Contingencies and Concentrations

(a)Service Agreements

The Company has entered into various service agreements with healthcare providers to obtain expert technical assistance, primarily for clinical studies. These agreements provide for reimbursement of actual costs as incurred and could be terminated at any time without penalty. The Company recorded

ON-X LIFE TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2015 and 2014 (unaudited) and December 31, 2014 and 2013 regulatory expense of approximately $921,000, $1,039,000, $1,314,000 and $1,347,000 during the periods ended September 30, 2015 and 2014, and December 31, 2014 and 2013, respectively, under these agreements.

(b)Leases

The Company has various operating leases for which lease expense amounted to approximately $602,000, $433,000, $573,000 and $581,000 for the periods ended September 30, 2015 and 2014, and December 31, 2014 and 2013, respectively. Future minimum rental payments required under the noncancelable lease agreements existing at September 30, 2015 are as follows (in thousands):

2015	$246
2016	984
2017	963
2018	932
2019	932
Thereafter	272
Total	$4,329

The Company has a noncancelable operating lease for facilities and office space in Austin, Texas. The lease commenced in November 2009 with a term of 125 months. In January 2015, the facility lease was amended for additional space for the remainder of the lease. The new space was occupied in May 2015 for an additional expense of $33,000 per month for the remainder of the lease term.

(c)Supplier Concentrations

Although certain components essential to the Company’s business are generally available from multiple sources, other key components are currently obtained by the Company from two sources. If the necessary components from such suppliers were to be delayed or curtailed or, in the event a key manufacturing vendor delays shipments of products to the Company, the Company’s ability to ship products in desired quantities and in a timely manner could be adversely affected until an alternative source could be found. The Company has various purchase commitments for materials and supplies incident to the ordinary conduct of business. Such purchase commitments are generally for a period of less than one year, often cancelable and able to be rescheduled and not at prices in excess of current market prices.

(d)Litigation

The Company is at times subject to pending and threatened legal actions and proceedings. Management believes that the outcomes of such actions or proceedings will not have a material effect on the consolidated financial position or results of operations of the Company.

In April 2005, a lawsuit was filed against the Company and its founder Jack Bokros (the Phillips Litigation). In March 2013, the parties settled this case. The settlement payment was accrued as of December 31, 2012. The settlement included a cancellation of common shares (note 7) which was recorded upon cancellation in 2013.

ON-X LIFE TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2015 and 2014 (unaudited) and December 31, 2014 and 2013

(e)Warranty Obligation

The Company offers a warranty on various products. The Company estimates the costs that may be incurred under its warranties and records a liability in the amount of such costs at the time the product is sold. The amount of the reserve recorded is equal to the net costs to satisfy the claim. The Company includes the warranty obligation in accrued and other liabilities and long‑term accrued liabilities on the consolidated balance sheets. The Company includes the costs in cost of goods sold in the consolidated statements of income.

(f)Change in Control

The Company has certain arrangements, including employee compensation agreements, stock based compensation agreements, supply agreements, service agreements, customer contracts and debt facility agreements, that contain change in control provisions which could require payments or assignment should a change in control occur.

(10)	Income Taxes

The provision (benefit) for income taxes for the periods ended September 30, 2015 and 2014 and December 31, 2014 and 2013 consists of the following (in thousands):

	Nine months ended September 30		December 31
	2015	2014	2014	2013
Current:
Federal	$56	27	36	16
State	73	7	10	54
Other	8	—	—	—
Deferred:
Federal	772	(3,846)	(3,670)	—
State	(89)	(129)	(129)	—
	$820	(3,941)	(3,753)	70

ON-X LIFE TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2015 and 2014 (unaudited) and December 31, 2014 and 2013

Income tax expense (benefit) for the periods ended September 30, 2015 and 2014 and December 31, 2014 and 2013 differs from the amount which would be provided by applying the statutory federal income tax rate because of the following (in thousands):

	Nine months ended September 30		December 31
	2015	2014	2014	2013
Computed at the expected
statutory rate at 34%	$974	909	1,128	1,013
Nondeductible items and other
permanent differences	39	37	46	37
Research and development credits	(248)	(109)	(135)	(233)
State income taxes	49	30	37	140
Other	6	(168)	(189)	207
Change in valuation allowance	—	(4,640)	(4,640)	(1,094)
	$820	(3,941)	(3,753)	70

The tax effects of temporary differences that give rise to the significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2015 and December 31, 2014 and 2013 are presented below (in thousands):

	September 30,	December 31
	2015	2014	2013
Deferred tax assets:
Allowance for doubtful accounts
related	$167	64	56
Accrued liabilities	164	185	187
Revenue recognition differences	347	324	458
Intangible assets	639	707	881
Inventories	209	156	184
Research and development credits	746	476	767
Other tax credits	183	156	—
Net operating loss carryforwards	1,393	2,417	3,251
Total deferred tax assets	3,848	4,485	5,784
Deferred tax liabilities:
Property and equipment	$(732)	(686)	(1,144)
Total deferred tax liabilities	(732)	(686)	(1,144)

ON-X LIFE TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2015 and 2014 (unaudited) and December 31, 2014 and 2013

Net deferred tax asset before valuation aowance	3,116	3,799	4,640
Less valuation allowance	—	—	(4,640)
Net deferred tax asset	$3,116	3,799	—

The valuation allowance decreased approximately $4,640,000 and $1,094,000 during the years ended December 31, 2014 and 2013, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on management’s assessment, it is more likely than not that the deferred tax assets will be realized. As a result, the Company released the entire valuation allowance during the period ended September 30, 2014.

At September 30, 2015 and December 31, 2014 and 2013, the Company has federal net operating loss carryforwards of approximately $4,096,000, $7,110,000 and $9,512,000, respectively, which will begin to expire in 2027 if not utilized. At September 30, 2015 and December 31, 2014 and 2013, the Company has state net operating loss carryforwards of approximately $0, $0 and $377,000 respectively. At September 30, 2015 and December 31, 2014 and 2013, the Company has U.S. research credit carryforwards of approximately $631,000, $476,000 and $386,000 respectively, which will begin to expire in 2030 if not utilized. At September 30, 2015 and December 31, 2014 and 2013, the Company has state tax credit carryforwards of approximately $286,000, $153,000 and $381,000 respectively, which will begin to expire in 2027 if not utilized.

Utilization of the net operating loss carryforward may be subject to a substantial annual limitation due to the “change in ownership” provision of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of the loss carryforward before utilization. The net operating loss carryforwards are subject to Internal Revenue Service adjustments until the statute closes on the year the net operating loss is utilized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities. As of September 30, 2015, and December 31, 2014 and 2013, the Company has recorded no unrecognized tax benefits. Additionally, the Company does not expect any unrecognized tax benefits to change significantly over the next twelve months.

The Company files a United States federal income tax return, as well as income tax returns in various states. With few exceptions, the Company is no longer subject to United States federal or state income tax examinations by tax authorities for years before 2010.

(11)	401(k) Plan

The Company has established a 401(k) plan for U.S. employees who have completed at least three months of service. Employer contributions to the plan are discretionary. The Company contributes a 25% match for the first 6% of eligible employee contributions, which vest annually over 5 years. Company matching

ON-X LIFE TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2015 and 2014 (unaudited) and December 31, 2014 and 2013 contributions for the periods ended September 30, 2015 and 2014 and December 31, 2014 and 2013, aggregated approximately $86,000, $76,000, $99,000 and $94,000, respectively.

(12)	International Sales and Significant Customers

During the periods ended September 30, 2015 and 2014 and December 31, 2014 and 2013, the Company’s revenue consisted of sales to 1) U.S. hospitals, in some cases through outside sales representatives, 2) U.S. distributors, and 3) international distributors. No customers or distributors individually accounted for more than 10% of the Company’s revenue for the periods ended September 30, 2015 and 2014 and December 31, 2014 and 2013. Following are the Company’s revenue by geographic area for the periods ended September 30, 2015 and 2014 and December 31, 2014 and 2013 (in thousands):

	Nine months ended September 30		December 31
	2015	2014	2014	2013
United States	$13,876	12,535	16,444	15,064
Asia	3,464	3,329	4,642	3,237
Europe	4,325	5,164	6,680	5,295
Latin America	801	693	1,102	1,524
Other	2,617	2,852	4,212	3,923
Total revenue	$25,083	24,573	33,080	29,043

(13)	Subsequent Events

On December 22, 2015, the Company entered into a definitive agreement to be acquired by CryoLife, Inc.

The Company has evaluated subsequent events that occurred after September 30, 2015 through January 19, 2016, the date that this report is available to be issued.